UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*
Digital Brand Media and Marketing Group (DBMM)
(Name of Issuer)
Common
(Title of Class of Securities)
25385H104
(CUSIP Number)
Linda Peters ? 2ND Floor, 747 Third Ave, New York, NY 10017 - 1-646-722-2706 (Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
9/8/14
(Date of Event which Requires Filing of this Statement)

X Rule 13d-1(b)
 Rule 13d-1(c)
 Rule 13d-1(d)




CUSIP No. 25385H104

13G

Page 1 of 3 Pages
David G. Gwyther ###-##-####










1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

###-##-####


2.




3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America








NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.

SOLE VOTING POWER

418,897,196 - All


6.

SHARED VOTING POWER

None


7.

SOLE DISPOSITIVE POWER

All


8.

SHARED DISPOSITIVE POWER

None






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

418,897,196


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.45%


12.

TYPE OF REPORTING PERSON (see instructions)

Individual












CUSIP No. 25385H104

13G

Page 2 of 3 Pages





Item 1.

(a)
Name of Issuer
Digital Brand Media and Marketing Group (DBMM)





(b)
Address of Issuer?s Principal Executive Offices
2ND Floor, 747 Third Ave, New York, NY 10017



Item 2.

(a)
Name of Person Filing
David G. Gwyther




(b)
Address of the Principal Office or, if none, residence
929 SW Salmon St, #300, Portland OR 97205




(c)
Citizenship
United States of America




(d)
Title of Class of Securities
Common




(e)
CUSIP Number
25385H104




Item 4.Ownership.
Provide the following informat






(a)

Amount beneficially owned:418,897,196






(b)

Percent of class: 17.45%






(c)

Number of shares as to which the person has: 418,897,196







(i)
Sole power to vote or to direct the vote
All






(ii)
Shared power to vote or to direct the vote
None.








(iii)
Sole power to dispose or to direct the disposition of All.








(iv)
Shared power to dispose or to direct the disposition of None.






(a)

The following certification




















CUSIP No. 25385H104

13G

Page 3 of 3 Pages




   9/8/2014
Date


Signature

David G. Gwyther, Owner
Name/Title